NL REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS - November 5, 2007 - NL Industries, Inc. (NYSE:NL) today reported a net loss of $16.0 million, or $.33 per diluted share, in the third quarter of 2007 compared to net income of $3.3 million, or $.07 per diluted share, in the third quarter of 2006.  The Company’s results in the third quarter of 2007 include the Company’s equity in Kronos’ $90.8 million non-cash charge for income taxes, as discussed below.  For the first nine months of 2007, NL reported a net loss of $11.8 million, or $.24 per diluted share, compared to net income of $12.6 million, or $.26 per diluted share, in the first nine months of 2006.

Component products sales decreased 5% in the third quarter of 2007 as compared to the third quarter of 2006, and decreased 7% in the first nine months of 2007 compared to the first nine months of 2006.  The decreases were primarily due to lower sales volume for certain products resulting from competition from lower-priced Asian manufacturers and to the effect of lower order rates from many of our customers due to unfavorable economic conditions.  Component products income from operations decreased 32% and 16% in the third quarter and first nine months of 2007, respectively, as compared to the same periods in 2006 as the unfavorable effects of lower sales volume, relative changes in foreign currency exchange rates, and costs of combining three component product facilities into one facility more than offset the favorable effects of an improved product mix and a continued focus on reducing costs.  Component products income from operations comparisons were also negatively impacted by relative changes in foreign currency exchange rates, which decreased income from operations by $.7 million for the quarter and $1.2 million for the year-to-date period.

Kronos’ net sales of $343.3 million in the third quarter of 2007 were $11.7 million, or 4%, higher than in the third quarter of 2006.   Kronos’ net sales of $999.9 million for the first nine months of 2007 were $18.9 million, or 2%, higher than in the first nine months of 2006.  Kronos’ net sales increased in the third quarter of 2007 primarily due to higher sales volumes and to the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $13 million, partially offset by lower average TiO2 selling prices.  For the year-to-date period, net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by approximately $44 million, and higher sales volumes.  This increase was partially offset by lower average TiO2 selling prices.  The table at the end of this release shows the impact of each of these items on Kronos’ sales.

Kronos’ income from operations for the third quarter of 2007 declined by 37% to $22.1 million compared to the same period in 2006 and declined by 29% to $75.0 million for the nine months ended September 30, 2007 compared to the same period in 2006.   Kronos’ income from operations as a percentage of net sales declined to 6% in the third quarter of 2007 from 11% in the same period for 2006 and declined to 7% in the nine months ended September 30, 2007 from 11% in the same period for 2006.  The decreases were driven by the decline in gross margin, which fell to 19% for the third quarter of 2007 compared to 23% for the third quarter of 2006 and fell to 20% in 2007 compared to 24% in 2006.  Kronos’ gross margin decreased as pricing has not improved to offset the impact of higher manufacturing costs.  This decrease was partially offset by higher sales volumes.

Changes in currency exchange rates affected Kronos’ income from operations by decreasing income from operations by approximately $3 million in the third quarter 2007 compared to the same period in 2006 and increased income from operations by approximately $4 million for the first nine months of 2007 compared to the same period in 2006.

Kronos’ third quarter 2007 TiO2 sales volumes increased 5% from the third quarter of 2006, with higher volumes in North America and export markets.  Volumes were 1% higher in the year-to-date period, as higher volumes in European and export markets were offset by lower volumes in North America.  Kronos’ TiO2 production volumes were comparable in the third quarter of 2007 and were 1% higher for the first nine months of 2007, as compared to the same periods in 2006.  TiO2 sales and production volumes in the first nine months of 2007 were both records for Kronos.

Kronos recognized a $22.3 million loss on prepayment of debt in the second quarter of 2006 (NL’s equity interest was $5.2 million, or $.11 per diluted share, net of tax benefit) relating to the May 2006 redemption of its 8.875% Senior Secured Notes, for which Kronos used the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Kronos’ interest expense was lower in the 2007 periods due primarily to the replacement of the 8.875% Notes with the 6.5% Notes.

Kronos’ provision for income taxes in the third quarter of 2007 includes (i) a non-cash charge of $90.8 million (NL’s equity interest was $21 million after tax or $.43 per diluted share) primarily related to the reduction in Kronos’ net deferred income tax asset in Germany resulting from the enactment of legislation reducing the income tax rates and (ii) a $1.2 million income tax benefit due to a net decrease in its reserve for uncertain tax positions.  As previously reported Kronos’ income tax benefit in the first nine months of 2007 also includes a second quarter $8.7 million non-cash charge (NL’s equity interest was $2 million, or $.04 per diluted share, net of tax benefit) related to the adjustment of certain tax attributes of its German subsidiary.

In the first nine months of 2006, Kronos recognized an aggregate income tax benefit of $9.2 million (NL’s equity interest was $2.1 million after tax, or $.04 per diluted share) related to the net effects of the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Belgium and Germany, the unfavorable resolution of certain other income tax issues in Germany, an increase in Kronos’ income tax contingency reserve principally related to ongoing income tax audits in Germany, and the enactment of a reduction in Canadian income tax rates.

Insurance recoveries relate to amounts we received from certain of our former insurance carriers, and in 2007 relate principally to recovery of prior lead pigment litigation defense costs incurred by us.  These recoveries aggregated $3.8 million in the first nine months of 2007 ($2.5 million, or $.05 per diluted share, net of income taxes) and $2.9 million in the first nine months of 2006 ($1.9 million, or $.04 per diluted share, net of income taxes).

Corporate expenses were lower in the third quarter of 2007 compared to the third quarter of 2006 due primarily to lower environmental remediation expenses partially offset by higher litigation and related expenses.  Corporate expenses were higher in the first nine months of 2007 as compared to the same period of 2006 primarily due to higher litigation and related expenses, partially offset by lower environmental remediation expenses.

The Company’s income tax benefit in the third quarter of 2007 includes income of $1.4 million ($.03 per diluted share) due to a reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for the Company’s products,
•	The extent of the dependence of the Company’s businesses on certain market sectors,
•	The cyclicality of certain of the Company's businesses,
•	The impact of certain long-term contracts on certain of the Company's businesses,
•	Customer inventory levels,
•	Changes in raw material and other operating costs,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Demand for office furniture,
•	Competitive products and substitute products,
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts,
•	Customer and competitor strategies,
•	Potential consolidation of competitors,
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	Service industry employment levels,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates,
•	Operating interruptions,
•	The timing and amount of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The extent to which the Company’s subsidiaries were to become unable to pay dividends to the Company,
•	Uncertainties associated with new product development,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters,
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (titanium dioxide pigments) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007

Net sales	$48.8	$46.4	$146.0	$135.1
Cost of sales	35.9	35.1	109.2	99.9

Gross margin	12.9	11.3	36.8	35.2

Selling, general and administrative expense	6.7	6.6	19.8	19.8
Other operating income (expense):
Insurance recoveries	.1	1.2	2.9	3.8
Corporate expense and other, net	(7.6)	(6.5)	(18.3)	(20.7)

Income (loss) from operations	(1.3)	(.6)	1.6	(1.5)

General corporate items:
Interest and dividends	1.4	1.1	4.1	3.6
Securities transactions, net	.1	-	.1	-
Interest expense	(.1)	-	(.1)	(.1)

	.1	.5	5.7	2.0
Equity in earnings (losses) of Kronos Worldwide, Inc.	4.3	(29.1)	14.5	(24.5)

Income (loss) from continuing operations before
income taxes and minority interest	4.4	(28.6)	20.2	(22.5)

Provision for income taxes (benefit)	-	(13.4)	4.4	(13.2)
Minority interest in after-tax earnings	1.1	.8	3.0	2.5

Income (loss) from continuing operations	3.3	(16.0)	12.8	(11.8)

Discontinued operations	-	-	(.2)	-

Net income (loss)	$3.3	$(16.0)	$12.6	$(11.8)

Basic and diluted net income (loss) per share	$.07	$(.33)	$.26	$(.24)

Basic and diluted weighted-average shares used in the calculation of net income per share	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007

CompX – component products	$6.2	$4.2	$16.8	$14.1
Insurance recoveries	.1	1.2	2.9	3.8
Corporate expense	(7.6)	(6.0)	(18.1)	(19.4)

Income (loss) from operations	$(1.3)	$(.6)	$1.6	$(1.5)

NL INDUSTRIES, INC.
CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended September 30, 2007 vs. 2006	Nine months ended September 30, 2007 vs. 2006

Percentage change in sales:
TiO2 product pricing	(5)%	(4)%
TiO2 sales volume	5%	1%
TiO2 product mix	-%	1%
Changes in foreign currency exchange rates	4%	4%

Total	4%	2%